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                                EXHIBIT INDEX

(k)      Consent and Opinion of Counsel.

(l) Actuarial Consent and Opinion of Mark Gorham, F.S.A., M.A.A.A., Vice President, Insurance Product Development.

(m)(1)   Calculations of Illustrations for VUL-NY.

(n) Consent of Independent Registered Public Accounting Firm for VUL-NY dated April 24, 2007.

(r)(1) Power of Attorney to sign amendments to this Registration Statement dated Jan. 1, 2007.